Exhibit 1

AMENDMENT NO. 1

TO

VOTING AGREEMENT

This Amendment No. 1 (this “Amendment”) is entered into as of the 27th day of January, 2004 among Optika Inc., a Delaware corporation (the “Company”), and the persons listed on the signature page hereto, each of whom is a holder (a “Shareholder”) of shares of common stock of Stellent, Inc., a Minnesota corporation (the “Buyer”).

Recitals

A. The Company and the Shareholders entered into a voting agreement dated as of January 11, 2004 (the “Original Agreement”).

B. The Company and the Shareholders desire to amend the Original Agreement in certain respects.

Amendment

Therefore, the parties agree as follows:

1. Maximum Percentage of Shares Covered. The Original Agreement is hereby amended by adding a new Section 1(c) thereto to read as follows:

“(c) Notwithstanding anything to the contrary in this Agreement or the irrevocable proxies executed and delivered pursuant to Section 1(b), until such time as the Company’s acquisition of beneficial ownership of shares of common stock of the Buyer under this Agreement and such proxies shall have received the approval required under Section 302A.673, subd. 1, of the Minnesota Statutes, neither this Agreement nor such proxies shall apply to shares representing, in the aggregate, more than 9.9% of the outstanding shares of common stock of the Buyer.”

2. Miscellaneous. Except as specifically set forth herein, all terms and provisions of the Original Agreement remain in full force and effect with no other modification or waiver. This Amendment may be executed in two or more counterparts, each which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

The undersigned have executed this Amendment as of the date first written above.

IN WITNESS WHEREOF, each of the parties have signed this Agreement as of the date first written above.

OPTIKA INC.

By:	s/s Mark K. Ruport
Mark K. Ruport
Chief Executive Officer

s/s Robert F. Olson
Robert F. Olson

s/s Kenneth H. Holec
Kenneth H. Holec

s/s Philip E. Soran
Philip E. Soran

s/s Raymond A. Tucker
Raymond A. Tucker

s/s Steven C. Waldron
Steven C. Waldron

s/s Gregg A. Waldon
Gregg A. Waldon

s/s David S. Batt
David S. Batt

s/s Frank A. Radichel
Frank A. Radichel

s/s Daniel P. Ryan
Daniel P. Ryan

IRREVOCABLE PROXY

The undersigned, revoking any proxy heretofore given, hereby constitutes and appoints each of Mark K. Ruport and Steven M. Johnson the true and lawful attorney, with full power of substitution, for and in the name of the undersigned to vote, at any time before the Termination (defined below), all shares of common stock of Stellent, Inc., a Minnesota corporation (the “Buyer”), or other shares of capital stock of the Buyer entitled to vote on the business to be transacted, (1) registered in the name of the undersigned at the record date for such vote, or (2) except as set forth below, over which the undersigned has voting power by power of attorney or other contractual arrangements with the owner of record (collectively, the “Shares”), at any meeting of the shareholders of the Buyer, and at all adjournments thereof, and pursuant to any consent of the shareholders in lieu of a meeting or otherwise, in favor of approval of the Stock Issuance (defined below); provided, however, that until such time as the Company’s acquisition of beneficial ownership of Shares under this Proxy shall have received the approval required under Section 302A.673, subd. 1, of the Minnesota Statutes, this Proxy shall not apply to any Shares that would cause the proxies appointed hereby to have the right to vote, in the aggregate, more than 9.9% of the outstanding shares of common stock of the Buyer.

This Proxy is given with respect to the approval of the issuance of shares of common stock of the Buyer (the “Stock Issuance”) pursuant to the Agreement and Plan of Merger among the Buyer, STEL Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Buyer, and Optika Inc., a Delaware corporation (the “Company”), dated as of January 11, 2004 (the “Merger Agreement”). This Proxy is given to induce the Company to enter into the Merger Agreement, is coupled with an interest, and is irrevocable; provided, that this Proxy will terminate automatically and without further action on behalf of the undersigned upon the termination of the Voting Agreement, dated as of the date hereof, among the Company and each of the persons and entities listed on Annex A thereto (the “Termination”).

Notwithstanding clause (2) of the first paragraph above, this Proxy will not include any shares of capital stock of the Buyer that are not subject to clause (1) of the first paragraph above for which the undersigned’s only voting power results from the undersigned having been named as proxy pursuant to the proxy solicitation conducted by the Buyer’s Board of Directors in connection with a meeting of the shareholders of the Buyer and over which the undersigned does not otherwise have voting power with respect thereto.

The undersigned hereby ratifies and confirms all that the proxies named herein may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand as of this January 27, 2004.

s/s Robert F. Olson

Robert F. Olson